EXHIBIT (a)(1)(F)

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number (“TIN”) or you don’t know your number, obtain Form SS-5, Application for a Social Security Number Card or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on all dividend and interest payments and on broker transactions include the following:

•	A corporation.

•	A financial institution.

•	An organization exempt from tax under Code Section 501(a), or an individual retirement plan, or a custodial account under Code Section 403(b)(7) if the account satisfies the requirements of Code Section 401(f)(2).

•	The United States or any agency or instrumentality thereof.

•	A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

•	An international organization or any agency or instrumentality thereof.

•	A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

•	A registered dealer in securities or commodities registered in the United States or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Code Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A foreign central bank of issue.

•	An exempt charitable remainder trust, or a non-exempt trust described in Code Section 4947(a)(1).

     Exempt payees described above who are U.S. persons should provide the substitute Form W-9 (and exempt persons who are not U.S. persons should provide a Form W-8BEN) to avoid possible erroneous backup withholding. If you are an exempt payee described above, you should complete the substitute Form W-9 as follows: enter your name and taxpayer identification number in the applicable spaces, write “Exempt” across the face of the form, sign and date the form and return it to the payer.

     Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Code Section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and which have at least one nonresident alien partner.

•	Payments of patronage dividends where the amounts received are not paid in money.

•	Payments made by certain foreign organizations.

•	Section 401(k) distributions made by an ESOP.

     Payments of interest not generally subject to backup withholding include the following:

•	Payments of interest on obligations issued by individuals.

     Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under Code Section 852).

•	Payments described in Code Section 6049(b)(5) to non-resident aliens.

•	Payments on tax-free covenant bonds under Code Section 1451.

•	Payments made by certain foreign organizations.

•	Payments of mortgage or student loan interest.

     Certain payments that are not subject to information reporting are also not subject to backup withholding. For details, see Code Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N and the regulations thereunder. Privacy Act Notice.—Code Section 6109 requires you to provide your correct taxpayer identification number to payers, who must report the payments to the IRS. The IRS uses the number for identification purposes and may also provide this information to various government agencies for tax enforcement or litigation purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1)  Penalty for Failure to Furnish Taxpayer Identification Number—If you fail to furnish your correct taxpayer identification number to a payer that requests it, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)  Civil Penalty for False Information with Respect to Withholding—If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)  Criminal Penalty for Falsifying Information—Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)  Misuse of Taxpayer Identification Numbers—If the payer discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9

     Guidelines for Determining the Proper Identification Number for the Payee (You) to Give the Payer—Social Security numbers have nine digits separated by two hyphens: i.e. 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e. 00-0000000. The table below will help determine the number to give the prayer.

	Give the name and		Give the name and
	SOCIAL SECURITY		EMPLOYER
	number		IDENTIFICATION
For this type of account:	of –	For this type of account:	number of –

1. An individual’s account	The individual	6. A valid trust, estate, or pension trust	The legal entity(4)

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	7. Corporate account	The corporation

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	8. Partnership account held in the name of the business	The partnership

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)	9. Association, club, or other tax-exempt organization account	The organization

b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	10. A broker or registered nominee	The broker or nominee

5. Sole proprietorship account	The owner(3)	11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district, or prison) that receives agriculture program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a Social Security Number, that person’s number must be furnished.

(2)	Circle the minor’s name and furnish the minor’s social security number.

(3)	Show the name of the owner. The name of the business or the “doing business as” name may also be entered. Either the social security number or the employer identification number may be used.

(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.